Exhibit 99.1

Brookfield Asset Management Announces Results of

Annual Meeting of Shareholders

NEW YORK, NEWS, May 5, 2025 – Brookfield Asset Management Ltd. (NYSE: BAM, TSX: BAM) today announced that all 12 nominees proposed for election to the board of directors by holders of Class A Limited Voting Shares (“Class A Shares”) and Class B Limited Voting Shares (“Class B Shares”) were elected at the company’s annual meeting of shareholders held on May 5, 2025 in New York, NY, with the option to attend virtually. Detailed results of the vote for the election of directors are set out below.

Management received the following proxies from holders of each of the Class A Shares and Class B Shares in regard to the election of the 12 directors nominated:

Director Nominee	Votes For	%	Votes Withheld	%
Barry Blattman	1,469,065,906	98.06	29,116,643	1.94
Angela F. Braly	1,497,842,984	99.98	339,565	0.02
Marcel R. Coutu	1,493,075,700	99.66	5,106,849	0.34
Scott Cutler	1,497,385,561	99.95	796,988	0.05
Bruce Flatt	1,483,290,876	99.01	14,891,673	0.99
Oliva (Liv) Garfield	1,470,059,798	98.12	28,122,751	1.88
Nili Gilbert	1,492,194,908	99.60	5,987,641	0.40
Keith Johnson	1,497,481,331	99.95	701,218	0.05
Brian W. Kingston	1,468,891,524	98.04	29,291,025	1.96
Cyrus Madon	1,466,656,179	97.90	31,526,370	2.10
Diana Noble	1,492,236,614	99.60	5,945,935	0.40
William Powell	1,469,081,070	98.06	29,101,479	1.94

A summary of all votes cast by holders of the Class A and Class B Shares represented at the company’s annual meeting of shareholders is available on EDGAR at www.sec.gov/edgar or on SEDAR+ at www.sedarplus.ca.

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1 | Brookfield Asset Management

About Brookfield Asset Management

Brookfield Asset Management Ltd. (NYSE: BAM, TSX: BAM) is a leading global alternative asset manager, headquartered in New York, with over $1 trillion of assets under management across renewable power and transition, infrastructure, private equity, real estate, and credit. We invest client capital for the long-term with a focus on real assets and essential service businesses that form the backbone of the global economy. We offer a range of alternative investment products to investors around the world — including public and private pension plans, endowments and foundations, sovereign wealth funds, financial institutions, insurance companies and private wealth investors. We draw on Brookfield’s heritage as an owner and operator to invest for value and generate strong returns for our clients, across economic cycles.

For more information, please visit our website at bam.brookfield.com or contact:

Media: Simon Maine Tel: +44 739 890 9278 Email: simon.maine@brookfield.com	Investor Relations: Jason Fooks Tel: (866) 989-0311 Email: jason.fooks@brookfield.com